                                                                    EXHIBIT 99.1

                                                                    News Release

[LOGO]
AmerisourceBergen

Contact: Michael N. Kilpatric
         610-727-7118
         mkilpatric@amerisourcebergen.com

             AMERISOURCEBERGEN REPORTS RECORD OPERATING REVENUE AND
                DILUTED EARNINGS PER SHARE FOR THE MARCH QUARTER

                      Operating Revenue Up 13 percent, and
                            Diluted EPS Up 23 percent

VALLEY FORGE, PA, April 24, 2003 -- AmerisourceBergen Corporation (NYSE:ABC) today reported record results for its fiscal second quarter ended March 31, 2003. The following results are presented in accordance with generally accepted accounting principles (GAAP).

Fiscal Second Quarter Highlights

     . Record diluted earnings per share of $1.03, including special charges of $0.02, up 23 percent.

     .    Record net income of $116.4 million, up 27 percent.

     .    Record operating revenue of $11.2 billion, up 13 percent.

     .    Return On Committed Capital (ROCC) of 26.2 percent.

Fiscal First Six Months Highlights

     . Record diluted earnings per share of $1.87, including special charges of $0.01, up 26 percent.

     .    Record net income of $209.2 million, up 31 percent.

     .    Record operating revenue of $22.3 billion, up 14 percent.

     "AmerisourceBergen again delivered outstanding performance," said R. David Yost, AmerisourceBergen's Chief Executive Officer. "We had excellent results across all of our businesses. Strong operating revenues in combination with operating expense efficiency drove significant operating margin expansion. This performance combined with solid working capital management resulted in improved return on committed capital and excellent earnings per share."

Discussion of Results

     Diluted earnings per share for the second quarter of fiscal 2003 were $1.03, a 23 percent increase over the $0.84 in the prior year's second quarter. Included in these results were special charges of $2.4 million, net of tax, in the second quarter of fiscal 2003 for facility consolidations and employee severance and a $2.9 million charge, net of tax, in the same period of the previous fiscal year for merger integration activities. The earnings per share impact of the special charges was a decrease of $0.02 in the second quarter of fiscal 2003 and a decrease of $0.03 in the second quarter of fiscal 2002.

     Also in the second quarter of fiscal 2003, the Company wrote down $5.5 million of its equity investment in a technology company, which is included in the "equity in losses of affiliates and other" line in the income statement.

     AmerisourceBergen's operating revenue, which excludes bulk deliveries to customer warehouses, rose 13 percent to $11.2 billion in the second quarter of fiscal 2003 compared to $9.9 billion for the same period last year.

     For the first six months of fiscal 2003, diluted earnings per share were $1.87, a 26 percent increase over the $1.48 in the same six-month period last year. Special items related to facility consolidation and employee severance in the first half of fiscal 2003 and merger costs in the first six months of fiscal 2002 resulted in a net decrease in earnings per share of $0.01 and $0.06, respectively.

     Operating revenue in the first six months of fiscal 2003 increased 14 percent to $22.3 billion from $19.6 billion in the same period of the previous fiscal year.

     "Our excellent operating performance in the quarter was driven primarily by continued strong merger integration cost savings, excellent growth in our specialty pharmaceuticals business, and contributions from recent acquisitions," said Kurt J. Hilzinger, AmerisourceBergen's President and Chief Operating Officer.

     "Throughout the period, the building of our new pharmaceutical distribution network continued on time and on budget," he continued. "We consolidated two distribution centers, one in Lynchburg, Virginia, and one in Joplin, Missouri, into other facilities and remain on track to consolidate three more facilities before the end of this fiscal year. We have now consolidated ten distribution centers."

     "In our PharMerica segment, strong, disciplined operating revenue growth of 10 percent reflects improved growth in both our long term care pharmacy and workers' compensation fulfillment businesses," said Hilzinger. "Continued focus on improved operating practices and customer mix drove operating expenses down and expanded operating margins in the quarter to record levels."

Segment Review

     AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the AmerisourceBergen Drug Company and AmerisourceBergen Specialty Group operations) and PharMerica (which includes the long term care pharmacy and workers' compensation fulfillment businesses). Intersegment sales of $192.8 million in the second quarter of fiscal 2003 from AmerisourceBergen Drug Company to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

     Operating revenue in the second quarter of fiscal 2003 increased to $11.0 billion compared with $9.8 billion in the second quarter of fiscal year 2002, a 13 percent increase.

     Pharmaceutical Distribution customer mix in the second quarter of fiscal 2003 was 55 percent institutional and 45 percent retail. Institutional customers, which include mail order facilities, hospitals and specialty pharmaceutical customers, continued to grow faster than retail customers.

     Gross profit as a percentage of operating revenue was 4.11 percent in the second quarter of fiscal 2003, a 7 basis point improvement over the same period in the prior fiscal year. Higher gross margins were positively impacted by recent acquisitions, which offset the impacts of customer mix and the competitive environment.

     Total operating expenses as a percentage of operating revenue in the second quarter of fiscal 2003 were 2.15 percent, an 8 basis point improvement over the same quarter last year, driven by merger integration cost savings, customer mix, and operating efficiencies, offset in part by higher expense ratios within recent acquisitions.

     Operating income as a percentage of operating revenue in the second quarter of fiscal 2003 expanded 17 basis points to 1.97 percent compared to the second quarter of fiscal 2002.

     AmerisourceBergen Specialty Group, with annualized revenue of more than $3 billion, continued its strong quarterly performance, building significant positions in oncology, blood plasma, and injectables distribution primarily to physicians, as well as growing its manufacturing services businesses.

PharMerica

     PharMerica's operating revenue for the second quarter of fiscal 2003 increased 10 percent to $397.1 million from $359.8 million in the previous year's second quarter.

     Gross profit as a percentage of operating revenue was 32.35 percent in the second quarter of fiscal 2003, a 117 basis point decline over the same period in the prior fiscal year due primarily to the more rapid growth of the lower gross margin workers' compensation business. The decline in gross margin was more than offset by a 181 basis point improvement in total operating expenses as a percentage of operating revenue due primarily to improved operating practices and the change in customer mix. Operating income as a percentage of operating revenue expanded 64 basis points in the quarter ended March 31, 2003 to 6.07 percent from 5.43 percent in the same period of the prior year.

Looking Ahead

     "For the fiscal year ending September 30, 2003, we continue to expect to grow operating revenue approximately 13 percent, with the second half of the fiscal year growing between 11 percent and 12 percent. We continue to expect earnings per share growth of 20 percent for the remainder of fiscal year 2003, excluding the impact of special items and the cost of exercising the call option on the PharMerica bonds in April 2003," said Yost. "ROCC is expected to remain well above our 20 percent long-term target, and we continue to be confident in our ability to achieve annual merger integration cost savings of approximately $150 million by the end of fiscal year 2004, followed by additional cost savings as we complete the build out of our distribution network."

Conference Call

     The Company will host a conference call to discuss the results at 11:00 a.m. Eastern Daylight Time on April 24, 2003. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in:  (866) 269-9612 from inside the U.S., no access code required or (612) 332-0802 from outside the U.S., no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 4:15 p.m. April 24, 2003 until 11:59 p.m. May 1, 2003.

To access the replay via telephone:

Dial in:  (800) 475-6701 from within the U.S., access code: 673719
          (320) 365-3844 from outside the U.S., access code: 673719

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is the largest pharmaceutical services company in the United States dedicated solely to the pharmaceutical supply chain. It is the leading distributor of pharmaceutical products and services to the hospital systems/acute care market, physician's offices, alternate care and mail order facilities, independent community pharmacies, and regional chain pharmacies. The Company is also a leader in the long term care pharmacy and workers' compensation fulfillment marketplaces. With more than $40 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #24 on the Fortune 500 list and was ranked #6 in the 2003 Business Week 50, a list of the 50 best performing companies in the S & P 500. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers' pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2002.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

                                       ###

                          AMERISOURCEBERGEN CORPORATION
                                FINANCIAL SUMMARY
                      (In thousands, except per share data)
                                   (unaudited)


                                                                       Three                        Three
                                                                   Months Ended       % of       Months Ended    % of
                                                                      March 31,    Operating       March 31,   Operating       %
                                                                       2003         Revenue          2002       Revenue     Change
                                                                ----------------  ------------  ------------- -----------  ---------
Revenue:
           Operating revenue                                         $11,213,959      100.00%      $9,918,609     100.00%       13%
           Bulk deliveries to customer warehouses                        948,582                    1,025,658                   -8%
                                                                ----------------                -------------
Total revenue                                                         12,162,541                   10,944,267

Cost of goods sold                                                    11,581,352                   10,429,774                   11%
                                                                ----------------                -------------

Gross profit                                                             581,189        5.18%         514,493       5.19%       13%

Operating expenses:
          Distribution, selling and administrative                       323,563        2.89%         304,576       3.07%        6%
          Depreciation and amortization                                   17,069        0.15%          14,402       0.15%       19%
          Facility consolidations and employee severance                   4,005        0.04%               -       0.00%       N/A
          Merger costs                                                         -        0.00%           4,741       0.05%       N/A
                                                                ----------------                -------------

Operating income                                                         236,552        2.11%         190,774       1.92%       24%

Equity in losses (income) of affiliates and other                          5,733        0.05%            (354       0.00%      N/A

Interest expense                                                          38,399        0.34%          38,752       0.39%       -1%
                                                                ----------------                -------------

Income before taxes                                                      192,420        1.72%         152,376       1.54%       26%

Income taxes                                                              76,006        0.68%          60,502       0.61%       26%
                                                                ----------------                -------------

Net income                                                           $   116,414        1.04%      $   91,874       0.93%       27%
                                                                ----------------                -------------

Earnings per share:
        Basic                                                        $      1.06                   $     0.88
        Diluted                                                      $      1.03                   $     0.84

Weighted average common shares outstanding:
        Basic                                                            109,438                      104,404
        Diluted                                                          115,756                      111,704

                          AMERISOURCEBERGEN CORPORATION
                                FINANCIAL SUMMARY
                      (In thousands, except per share data)
                                   (unaudited)

                                                                     Six                           Six
                                                                Months Ended         % of      Months Ended        % of
                                                                  March 31,       Operating      March 31,       Operating      %
                                                                     2003           Revenue        2002           Revenue    Change
                                                              ----------------   -----------  --------------    ----------  --------
Revenue:
           Operating revenue                                       $22,320,864      100.00%      $19,604,885      100.00%       14%
           Bulk deliveries to customer warehouses                    2,276,210                     2,408,162                    -5%
                                                              ----------------                --------------
Total revenue                                                       24,597,074                    22,013,047

Cost of goods sold                                                  23,494,460                    21,027,121                    12%
                                                              ----------------                --------------

Gross profit                                                         1,102,614        4.94%          985,926        5.03%       12%

Operating expenses:
          Distribution, selling and administrative                     641,245        2.87%          602,168        3.07%        6%
          Depreciation and amortization                                 34,338        0.15%           29,449        0.15%       17%
          Facility consolidations and employee severance                 2,624        0.01%                -        0.00%       N/A
          Merger costs                                                       -        0.00%           12,238        0.06%       N/A
                                                              ----------------                --------------

Operating income                                                       424,407        1.90%          342,071        1.74%       24%

Equity in losses of affiliates and other                                 5,916        0.03%            1,377        0.01%      330%

Interest expense                                                        72,784        0.33%           75,745        0.39%       -4%
                                                              ----------------                --------------

Income before taxes                                                    345,707        1.55%          264,949        1.35%       30%

Income taxes                                                           136,554        0.61%          105,192        0.54%       30%
                                                              ----------------                --------------

Net income                                                         $   209,153        0.94%      $   159,757        0.81%       31%
                                                              ----------------                --------------


Earnings per share:
        Basic                                                      $      1.93                   $      1.54
        Diluted                                                    $      1.87                   $      1.48

Weighted average common shares outstanding:
        Basic                                                          108,101                       104,070
        Diluted                                                        114,566                       111,443

                          AMERISOURCEBERGEN CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)



                                     ASSETS
                                                                       March 31,          September 30,               $
                                                                         2003                 2002                 Change
                                                                ------------------     -------------------    ---------------
Current assets:
         Cash and cash equivalents                                     $   225,956            $   663,340           ($437,384)
         Accounts receivable, net                                        2,163,665              2,222,156             (58,491)
         Merchandise inventories                                         6,898,825              5,437,878           1,460,947
         Prepaid expenses and other                                         16,211                 26,263             (10,052)
                                                                ------------------     ------------------     ---------------
                  Total current assets                                   9,304,657              8,349,637             955,020

Long-term assets                                                         3,018,982              2,863,375             155,607
                                                                ------------------     ------------------     ---------------

                  Total assets                                         $12,323,639            $11,213,012          $1,110,627
                                                                ==================     ==================     ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                              $ 5,782,858            $ 5,367,837          $  415,021
         Current portion of long-term debt                                  60,948                 60,819                 129
         Other current liabilities                                         744,518                670,861              73,657
                                                                ------------------     ------------------     ---------------
                  Total current liabilities                              6,588,324              6,099,517             488,807

Long-term debt, less current portion                                     2,000,790              1,756,494             244,296

Other liabilities                                                           42,571                 40,663               1,908

Stockholders' equity                                                     3,691,954              3,316,338             375,616
                                                                ------------------     ------------------     ---------------

                  Total liabilities and stockholders' equity           $12,323,639            $11,213,012          $1,110,627
                                                                ==================     ==================     ===============

                          AMERISOURCEBERGEN CORPORATION
                           SUMMARY SEGMENT INFORMATION
                             (dollars in thousands)
                                   (unaudited)

                                                                       Three Months Ended March 31,
                                                      ----------------------------------------------------------------
Operating Revenue                                            2003                    2002                Change
-------------------------------------------------     ----------------------------------------------------------------
Pharmaceutical Distribution                                  $11,009,646              $9,750,903                  13%
PharMerica                                                       397,095                 359,761                  10%
Intersegment Eliminations                                       (192,782)               (192,055)                  0%
                                                      ------------------      ------------------

    Operating revenue                                        $11,213,959              $9,918,609                  13%
                                                      ==================      ==================

                                                                       Three Months Ended March 31,
                                                      ----------------------------------------------------------------
Operating Income                                             2003                    2002                Change
-------------------------------------------------     ----------------------------------------------------------------
Pharmaceutical Distribution                                     $216,456                $175,968                  23%
PharMerica                                                        24,101                  19,547                  23%
Merger costs, facility consolidations and
employee severance                                                (4,005)                 (4,741)                 16%
                                                      ------------------      ------------------

    Operating income                                            $236,552                $190,774                  24%
                                                      ==================      ==================



Percentages of operating revenue:

Pharmaceutical Distribution
    Gross profit                                                    4.11%                   4.04%
    Operating expenses                                              2.15%                   2.23%
    Operating income                                                1.97%                   1.80%

PharMerica
    Gross profit                                                   32.35%                  33.52%
    Operating expenses                                             26.28%                  28.09%
    Operating income                                                6.07%                   5.43%

AmerisourceBergen Corporation
    Gross profit                                                    5.18%                   5.19%
    Operating expenses                                              3.07%                   3.26%
    Operating income                                                2.11%                   1.92%

                          AMERISOURCEBERGEN CORPORATION
                           SUMMARY SEGMENT INFORMATION
                             (dollars in thousands)
                                   (unaudited)

                                                                         Six Months Ended March 31,
                                                      ------------------------------------------------------------------
Operating Revenue                                            2003                    2002                 % Change
-------------------------------------------------     ------------------------------------------------------------------
Pharmaceutical Distribution                                  $21,909,216             $19,272,979                    14%
PharMerica                                                       799,937                 715,176                    12%
Intersegment Eliminations                                       (388,289)               (383,270)                   -1%
                                                      ------------------      ------------------

    Operating revenue                                        $22,320,864             $19,604,885                    14%
                                                      ==================      ==================

                                                                         Six Months Ended March 31,
                                                      ------------------------------------------------------------------
Operating Income                                             2003                    2002                 % Change
-------------------------------------------------     ------------------------------------------------------------------
Pharmaceutical Distribution                                     $379,391                $315,452                    20%
PharMerica                                                        47,640                  38,857                    23%
Merger costs, facility consolidations and
employee severance                                                (2,624)                (12,238)                   79%
                                                      ------------------      ------------------

    Operating income                                            $424,407                $342,071                    24%
                                                      ==================      ==================



Percentages of operating revenue:

Pharmaceutical Distribution
    Gross profit                                                    3.85%                   3.87%
    Operating expenses                                              2.12%                   2.23%
    Operating income                                                1.73%                   1.64%

PharMerica
    Gross profit                                                   32.26%                  33.57%
    Operating expenses                                             26.31%                  28.14%
    Operating income                                                5.96%                   5.43%

AmerisourceBergen Corporation
    Gross profit                                                    4.94%                   5.03%
    Operating expenses                                              3.04%                   3.28%
    Operating income                                                1.90%                   1.74%

                          AMERISOURCEBERGEN CORPORATION
                               EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)

     Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income available to common stockholders.

                                                                             Three months ended           Six months ended
                                                                                 March 31,                   March 31,
                                                                             2003         2002          2003          2002
                                                                         ------------  -----------  -------------  -----------
Net income                                                                   $116,414     $ 91,874       $209,153     $159,757
Interest expense - convertible subordinated notes, net of income taxes          2,489        2,481          4,978        4,961
Income available to common stockholders                                  ------------  -----------  -------------  -----------
                                                                             $118,903     $ 94,355       $214,131     $164,718
                                                                         ============  ===========  =============  ===========

Weighted average common shares outstanding - basic                            109,438      104,404        108,101      104,070
Effect of dilutive securities:
         Options to purchase common stock                                         654        1,636            801        1,709
         Convertible subordinated notes                                         5,664        5,664          5,664        5,664
                                                                         ------------  -----------  -------------  -----------
Weighted average common shares outstanding - diluted                          115,756      111,704        114,566      111,443
                                                                         ============  ===========  =============  ===========

Earnings per share:
         Basic                                                               $   1.06     $   0.88       $   1.93     $   1.54
         Diluted                                                             $   1.03     $   0.84       $   1.87     $   1.48